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                                                                     EXHIBIT 8.1


                                   Law Offices

                           DRINKER BIDDLE & REATH LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757


                                March 17, 1998



PEGASUS COMMUNICATIONS CORPORATION
c/o Pegasus Communications Management Company
5 Radnor Corporate Center, Suite 454
100 Matsonford Road
Radnor, Pennsylvania  19087

Ladies and Gentlemen:

                  As counsel to Pegasus Communications Corporation, a Delaware corporation (the "Company"), we have assisted in the preparation and filing of the Company's Registration Statement on Form S-4 (File No. 333-44929) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 5,500,000 shares of the Company's Class A Common Stock, par value $.01 per share.

                  In our opinion, the statements in the proxy statement/prospectus contained in the Registration Statement (the "Proxy Statement/Prospectus") under the caption "The Merger -- Certain Federal Income Tax Consequences," to the extent they constitute matters of law or legal conclusions, expresses the material federal income tax consequences with respect to the Merger (as this term is defined in the Proxy Statement/Prospectus).

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus.

                                                 Very truly yours,

                                                 /s/ Drinker Biddle & Reath LLP

                                                 DRINKER BIDDLE & REATH LLP